EXHIBIT 21

Subsidiaries of the Company

Central Co-operative Bank	100% owned by the Company, incorporated under the laws of the Commonwealth of Massachusetts.

Central Securities Corporation	100% owned by the Bank, incorporated under the laws of the Commonwealth of Massachusetts.

Central Securities Corporation II	100% owned by the Bank, incorporated under the laws of the Commonwealth of Massachusetts.

Central Bancorp Capital Trust I	100% owned by the Company, incorporated under the laws of the State of Delaware

Central Bancorp Statutory Trust II	100% owned by the Company, incorporated under the laws of the State of Connecticut

Metro Real Estate Holdings, LLC	100% owned by the Bank, organized under the laws of the Commonwealth of Massachusetts